UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2016

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
The registrant is filing this Amendment No. 1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2016 (the “Original Form 8-K”) to amend the agreement filed as Exhibit 10.1 thereto, specifically to correct certain formatting errors in the agreement as filed. The description of the agreement contained herein remains unchanged from the Original Form 8-K.

Item 1.01    Entry into a Material Definitive Agreement.
Exchange Agreement
On March 31, 2016, Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the “Company”), and One Stone Holdings II LP, a Delaware limited partnership (“One Stone”), entered into an Exchange Agreement (the “Exchange Agreement”). The Exchange Agreement provides that, upon the terms and subject to the conditions set forth in the Exchange Agreement, One Stone will transfer to the Company 100% of the outstanding shares of Magellan Series A convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), in consideration for the assignment to and assumption by One Stone of 100% of the outstanding membership interests (the “Poplar Membership Interests”) in Nautilus Poplar LLC (“Poplar”), a Montana limited liability company and wholly owned subsidiary of the Company, and 51% of the outstanding common units (the “Purchased Utah CO2 Common Units”) in Utah CO2 LLC (“Utah CO2”), a Delaware limited liability company and majority-owned subsidiary of the Company, as adjusted by the Cash Amount (as defined in the Exchange Agreement) (the “Exchange”).
Pursuant to the Exchange Agreement, on or before April 15, 2016, Magellan and One Stone will (i) enter into a Secured Promissory Note (the “Note”) pursuant to which One Stone will make a loan to Magellan in the aggregate amount of $625,000 (the “Loan Amount”) and (ii) simultaneously enter into a Pledge Agreement pursuant to which Magellan will pledge, assign and grant to One Stone a security interest in certain assets of Magellan, as collateral for the loan. Magellan is required to use the borrowed amounts to satisfy transaction costs and pay certain outstanding accounts payable.
The Exchange will be given economic effect as of September 30, 2015 (the “Effective Date”). At closing, the Company will pay One Stone cash in an amount equal to the Cash Amount if the Cash Amount is positive, or if the Cash Amount is negative, One Stone will pay the Company an amount equal to the absolute value of the Cash Amount. The Cash Amount equals (i) the Loan Amount plus (if positive) or minus (if negative) (ii) the net revenues and expenses attributable to Poplar after the Effective Date, minus (iii) any transaction costs One Stone has agreed to pay pursuant to the Exchange Agreement that have not been paid on or prior to closing minus (iv) certain Poplar specified liabilities actually paid by the Company or Poplar prior to closing. At the closing of the transactions contemplated by the Exchange Agreement, the Loan Amount will deemed to be paid in full as a portion of the exchange consideration and no further amounts under the Note will be repaid by the Company. If the Exchange is not consummated, the Company will be required to repay this amount. Upon closing of the Exchange, One Stone will assume all assets and virtually all liabilities related to Poplar.
The Exchange Agreement and the Exchange have been approved by a special committee of the board of directors of Magellan (the “Board”) and the Board. Stockholders of the Company will be asked to vote on the approval of the Exchange and the transactions contemplated by the Exchange Agreement at a special meeting that will be held on a date to be announced. One Stone is required to vote all shares of Preferred Stock in favor of the Exchange at the special meeting of Magellan stockholders.

In addition to the approval of the foregoing matters by the stockholders, the closing of the Exchange is subject to customary closing conditions, including, among others, the receipt of Magellan stockholder approval, the consent of West Texas State Bank to release a guaranty provided by Magellan, the accuracy of each party’s representations and warranties contained in the Exchange Agreement and each party’s compliance with its covenants and agreements contained in the Exchange Agreement in all material respects.
Magellan and One Stone have made customary representations and warranties in the Exchange Agreement for a transaction of this nature. Some of the Company’s representations and warranties are qualified by reference to materiality or Material Adverse Effect, as that term is defined in the Exchange Agreement. The representations and warranties of the parties do not survive termination of the Exchange Agreement or closing of the Exchange. The assertions embodied in the representations and warranties were made solely for purposes of the Exchange Agreement between the Company and One Stone and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms. Moreover, some of those representations and warranties were made as of a specific date, are subject to a contractual standard of materiality different from those generally applicable to stockholders and that have been used for the purpose of allocating risk between the Company and One Stone rather than establishing matters as facts. The Company’s stockholders are not third-party beneficiaries under the Exchange Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, One Stone or any of their respective subsidiaries or affiliates.
In addition, the Company has agreed to certain covenants in the Exchange Agreement, including, among other items, (i) to conduct its business in the ordinary course; (ii) subject to certain exceptions, to hold a meeting of its stockholders to consider approval of the Exchange and the transactions contemplated by the Exchange Agreement; and (iii) subject to certain exceptions, for its Board to recommend to the Company’s stockholders that they approve the Exchange Agreement and the transactions contemplated therein.
The Exchange Agreement also contains a non-solicitation provision pursuant to which the Company may not, directly or indirectly, take certain actions to negotiate or otherwise facilitate an “Alternative Proposal,” a term generally defined as an inquiry, proposal or offer relating to a business combination with or acquisition of the assets of Poplar or Utah CO2 by a person or entity other than One Stone. The Company’s non-solicitation obligations are qualified by “fiduciary out” provisions which provide that the Company may take certain otherwise prohibited actions with respect to an unsolicited Alternative Proposal if the Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties and certain other requirements are satisfied.
The Exchange Agreement may be terminated under certain circumstances, including in specified circumstances in connection with receipt of a Superior Proposal, as such term is defined in the Exchange Agreement. In connection with the termination of the Exchange Agreement in the event of a Superior Proposal, a breach by the Company of the non-solicitation provision noted above, or following a change by the Board of its recommendation to stockholders, the Company will be required to pay to One Stone a termination fee of $750,000. A termination fee may also be payable in some circumstances in which an Alternative Proposal is made, the transaction fails to close and the Company subsequently agrees to an Alternative Proposal. If the Exchange Agreement is terminated by either party as a result of the failure to obtain the requisite approval by Magellan stockholders, the Company is required to reimburse One Stone for all documented out-of-pocket fees and expenses incurred by One Stone in connection with the Exchange Agreement and the transactions contemplated thereby, subject to a maximum of $200,000 in the aggregate.

Assuming the satisfaction of conditions, Magellan and One Stone expect the Exchange and the transactions contemplated by the Exchange Agreement to close in the second quarter of 2016.
The foregoing description of the Exchange Agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Participants in Solicitation; Additional Information about the Exchange
Magellan, One Stone and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Magellan’s stockholders in connection with the Exchange. Stockholders are urged to carefully read the proxy statement regarding the Exchange when it becomes available because it will contain important information. Information regarding the persons who may, under the rules of the Securities and Exchange Commission (the “SEC”), be deemed participants in the solicitation of Magellan’s stockholders in connection with the Exchange will be set forth in the proxy statement when it is filed with the SEC. You can find information about Magellan’s executive officers and directors in its definitive proxy statement filed with the SEC on June 8, 2015. You can obtain free copies of these and other documents containing relevant information at the SEC’s website at www.sec.gov or by contacting the Company by mail at 1775 Sherman Street, Suite 1950, Denver, Colorado 80203, or by telephone at (720) 484-2400.

Item 3.02	Unregistered Sales of Equity Securities.
As discussed in Item 1.01 of this Current Report on Form 8-K, on March 31, 2016, the Company entered into an Exchange Agreement, pursuant to which Magellan will assign to One Stone the Poplar Membership Interests and the Purchased CO2 Common Units in exchange for the Preferred Stock, subject to the conditions set forth in the Exchange Agreement. The transfer, sale or exchange of securities will be exempt from registration as a private placement under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, among other exemptions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pursuant to the Exchange Agreement, One Stone representatives Vadim Gluzman and Robert Israel will resign from the Magellan Board upon closing of the Exchange.

Item 8.01	Other Events.
On April 1, 2016, the Company issued a press release relating to the Exchange. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Exchange Agreement by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of March 31, 2016 (a)
99.1	Press Release, dated as of April 1, 2016 (b)

(a)
Certain annexes, schedules and exhibits to the Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Magellan will furnish the omitted annexes, schedules and exhibits to the SEC upon request.

(b)	Previously furnished in the Original Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

April 13, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Exchange Agreement by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of March 31, 2016 (a)
99.1	Press Release, dated as of April 1, 2016 (b)

(a)
Certain annexes, schedules and exhibits to the Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Magellan will furnish the omitted annexes, schedules and exhibits to the SEC upon request.

(b)	Previously furnished in the Original Form 8-K.